                                                                       EXHIBIT 6



[ML LIFE INSURANCE COMPANY OF NEW YORK]



                                          April 23, 1997


Board of Directors
ML Life Insurance Company of New York
100 Church Street, 11th Floor
New York, NY 10080-6511

           Re:  ML of New York Variable Life Separate Account II

To the Board of Directors:


This opinion is furnished in connection with the filing of Post-Effective Amendment No. 6 to the Registration Statement filed on Form S-6 (File No. 33-61670) which covers premiums received under certain flexible premium joint and last survivor variable life insurance contracts ("Contracts" or "Contract") issued by ML Life Insurance Company of New York (the "Company").


The Prospectus included in the Registration Statement describes Contracts which are issued by the Company. The Contract forms were reviewed under my direction, and I am familiar with the Registration Statement and exhibits thereto. In my opinion:


     1. The illustrations of death benefits, investment base, net cash surrender values, and cash values and accumulated premiums included in the Registration Statement for the Contract and based on the assumptions stated in the illustrations, are consistent with the provisions of the Contract. The rate structure of the Contract has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable to a prospective purchaser of a Contract for the ages and sexes shown, than to prospective purchasers of a Contract for other ages and sex.



     2. The table of illustrative cash value corridor factors included in the "Death Benefit Proceeds" section is consistent with the provisions of the Contract.



     3. The information with respect to the Contract contained in (i) the illustrations of the increase in guarantee period included in the "Additional Payments" section of the Examples, (ii) the illustrations of a decrease in guarantee period included in the "Partial Withdrawals" section of the Examples and (iii) the illustrations of the changes in face amount included in the "Changing the Death Benefit Option" section of the Examples, based on the assumptions specified, are consistent with the provisions of the Contract.



I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of my name relating to actuarial matters under the heading "Experts" in the Prospectus.


                                          Very truly yours,

                                          /s/ JOSEPH E. CROWNE

                                          Joseph E. Crowne, FSA
                                          Senior Vice President and Chief
                                          Financial Officer